FLORIDA BANKS, INC.
                          5210 Belfort Road, Suite 310
                           Jacksonville, Florida 32256

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2000

         The annual meeting of shareholders of Florida Banks, Inc. (the "Company") will be held on Monday, May 15, 2000 at 11:00 a.m., at the Clarion Hotel and Conference Center, 2101 Dixie Clipper Road, Jacksonville, Florida 32218, for the following purposes:

         (1) To elect four directors to the Board of Directors, to serve for a term of three years and until their successors are elected and qualified;

         (2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2000; and

         (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on March 24, 2000 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                       By Order of the Board of Directors,

                                       /s/ Charles E. Hughes, Jr.

                                       CHARLES E. HUGHES, JR.
                                       President and Chief Executive Office

Jacksonville, Florida
April 14, 2000

      YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY
       PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO
                             NOT ATTEND PERSONALLY.

                               FLORIDA BANKS, INC.
                          5210 Belfort Road, Suite 310
                           Jacksonville, Florida 32256

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2000

                       -----------------------------------

                                 PROXY STATEMENT

                       -----------------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Florida Banks, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Monday, May 15, 2000, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 14, 2000. The address of the principal executive offices of the Company is 5210 Belfort Road, Suite 310, Jacksonville, Florida 32256.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below and for adoption of each of the proposals set forth in the accompanying notice of the meeting. Abstentions and broker non-votes will not be counted as votes either in favor of or against the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor.

         The record of shareholders entitled to vote at the annual meeting was taken on March 24, 2000. On that date, the Company had outstanding and entitled to vote 5,642,643 shares of common stock, $.01 par value per share (the "Common Stock"), with each share of Common Stock entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000 by (i) each person known by the Company to be the beneficial owner of more than five percent (5 %) of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.

-------------------------------------------------------------------------------
Name of                                              Shares
Beneficial Owner                                  Beneficially    Percentage
                                                    Owned(1)       of Total(2)
-----------------------------------------------------------------------------

Clay M. Biddinger...............................      18,000(3)         *
Bruce Culpepper.................................      14,500(3)         *
Charles E. Hughes, Jr...........................     184,586(4)      3.2%
T. Stephen Johnson..............................     182,250(5)      3.2%
J. Malcolm Jones, Jr............................      37,000(3)         *
Richard B. Kensler..............................       6,604(6)         *
W. Andrew Krusen, Jr............................     145,071(7)      2.5%
Nancy E. LaFoy..................................      27,000(8)         *
Wilford C. Lyon, Jr.............................      37,500(3)         *
David McIntosh..................................       7,225(3)         *
Don D. Roberts..................................      21,363(9)         *
M.G. Sanchez....................................     145,000(10)     2.5%
T. Edwin Stinson, Jr............................     116,945(11)     1.9%
All directors and executive officers                    941,044(12)    15.6%
------------------------------------------------------------------------------
*        Less than 1% of outstanding shares,

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. Beneficial ownership as reported in the above table has been determined in accordance with Rule l3d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) The percentages are based upon 5,642,643 shares of Common Stock issued and outstanding as of March 24, 2000.

(3)      Includes 7,000 shares subject to immediately exercisable options.

(4) Includes 80,000 shares subject to immediately exercisable options. Although Mr. Hughes' options will become exercisable in equal amounts over eight years, if Mr. Hughes leaves the employment of the Company for any reason, all options will become immediately exercisable.

(5) Includes 75,000 shares subject to immediately exercisable options and 13,500 shares subject to immediately exercisable options granted to Mr. Johnson's wife. Includes 13,500 shares which are owned by Mr. Johnson's wife, 10,000 shares which are held by Mr. Johnson's wife as a custodian for their children, and 250 shares which are held by Mr. Johnson as a custodian for his nephew.

(6)      Includes 5,000 shares subject to immediately exercisable options.

(7) Includes 47,000 shares subject to immediately exercisable options. Includes 19,645 shares which are held jointly with Mr. Krusen's wife; 55,096 shares which are held by a partnership, of which Mr. Krusen is the general partner; 20,001 shares which are held in trust for the benefit of Mr. Krusen's wife; and 3,329 shares which are held for Mr. Krusen's children in a trust, of which Mr. Krusen is the trustee.

(8)      Includes 17,000 shares subject to immediately exercisable options.

(9) Includes 10,000 shares subject to immediately exercisable options or options exercisable within 60 days.

(10)     Includes 75,000 shares subject to immediately exercisable options.

(11) Includes 10,000 shares subject to immediately exercisable options and 101,291 shares held jointly with Mr. Stinson's spouse.

(12)     Includes 374,500 shares subject to immediately exercisable options.

         There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of 11 directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The board members and classifications are as follows:

         Class I                  Class II                 Class III

T. Stephen Johnson         Clay M. Biddinger           Bruce Culpepper
J. Malcolm Jones, Jr.      Wilford C. Lyon, Jr.        Charles E. Hughes, Jr.
Nancy E. LaFoy             M. G. Sanchez               David McIntosh
                           T. Edwin Stinson, Jr.       W. Andrew Krusen, Jr.

         The term of the Class II directors will expire at the 2000 Annual Meeting of Shareholders. The Board of Directors has nominated Clay M. Biddinger, Wilford C. Lyon, Jr., M.G. Sanchez and T. Edwin Stinson, Jr. for election as Class II directors of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THESE NOMINEES.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the four nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class II directors to succeed themselves for a term of three years, expiring at the 2003 Annual Meeting of Shareholders, and until their successors are elected and qualified:

         Clay M. Biddinger, age 42, has served as a Class II Director of the Company since April 1998 and as a director of Florida Bank, NA (the "Bank") since its acquisition in August 1998. Mr. Biddinger is the founder of, and has served as the Chief Executive Officer of, CMB Capital, LLC, since March of 1999. Mr. Biddinger has more than 20 years experience in the financial services industry including experience as an entrepreneur, founder, chairman, and chief executive officer of Sun Financial Group, Inc. ("Sun"), now a subsidiary of GATX Corporation, a $6 billion financial services company with an emphasis in equipment and technology leasing and financing. From 1981 to 1998, Mr. Biddinger served as the chief executive officer of Sun. Sun became a subsidiary of GATX Capital in October 1995. Under Mr. Biddinger's leadership, from 1995 through 1998, Sun's annual lease originations in the technology sector grew from $72 million in 1995 to $310 million in 1998. Sun Financial was among Inc. Magazine's 500's fastest growing private companies four times between 1986-1990. A past recipient of the Florida Entrepreneur of the Year award and the founding Chairman of the Florida Chapter of the Council of Growing Companies, Mr. Biddinger serves on the board of directors of Dominion Financial Group, Inc., a merchant banking company which provides investment capital to emerging growth companies; Experient Technologies, a portfolio technology company; the Council of Growing Companies; and various charitable and community non-profit organizations. Mr. Biddinger is also a member of the Society of International Business Fellows. Mr. Biddinger was also featured in Fortune Magazine in December of 1993. Mr. Biddinger received his BS in Business Administration from Rollins. College.

         Wilford C. Lyon, Jr., age 64, has served as a Class II Director of the Company since April 1998 and as a director of the Bank since its acquisition in August 1998. Prior to his service with the Company, Mr. Lyon served as Chairman of the Board and Chief Executive Officer of the Independent Insurance Group, Inc., a publicly traded company. Mr. Lyon retired from that position on February 29, 1996 when the company merged with the American General Corporation, a publicly traded company. Mr. Lyon has also served on the Board of Florida National Banks of Florida, Inc. from 1983 to 1990 when it merged with First Union National Bank of Florida; and thereafter he served on the Board of First
Union National Bank of Florida until 1991. Mr. Lyon is active in community affairs, having served as Chairman of the Jacksonville Chamber of Commerce, and District Governor of Rotary International.

         M. G. Sanchez, age 65, has served as Chairman of the Board and a Class II Director of the Company since February 1998. Since the acquisition of the Bank, Mr. Sanchez has also served as Chairman of the Board of the Bank. Prior to his service with the Company, Mr. Sanchez worked independently as a bank management consultant, periodically performing contract work with T. Stephen Johnson & Associates, Inc., a financial services consulting firm. From 1986 to 1997, Mr. Sanchez served as President and Chief Executive Officer of The FBF Management Group, a provider of management consulting services to banks in Florida. Prior to his service with The FBF Management Group, from 1979 to 1986 Mr. Sanchez served as the President and Chief Executive Officer of First Bankers Corporation of Florida, a bank holding company with nine subsidiary banks in Florida that was acquired by First Union Corporation in 1986. Mr. Sanchez has also served as a Member of the Board of Directors for the Miami branch of the Federal Reserve Bank of Atlanta and a Member of the Governors Advisory Committee on Interstate Banking. Mr. Sanchez is also a past National President of Robert Morris Associates, the association of bank loan and credit officers. Mr. Sanchez serves on the Advisory Board at the College of Business at the University of Florida and is a former President of Gator Boosters, Inc. at the University of Florida.

         T. Edwin Stinson, Jr., age 47, served as Executive Vice President, Chief Operating Officer and as a director of First National Bank of Tampa from 1993 until its acquisition by the Company in August 1998. Mr. Stinson has served as a Class II director of the Company and as its Chief Financial Officer, Secretary and Treasurer since the acquisition of the Bank in August 1998. Prior to his service with the Bank, Mr. Stinson served as the President of Florida State Bank and Emerald Coast State Bank in Northwest Florida. Mr. Stinson has been involved in the banking industry since 1978.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the annual meeting of shareholders.

         T. Stephen Johnson, age 48, has served as a Class I Director of the Company since its inception and as its Vice Chairman since February 1998. Mr. Johnson has served as a director of the Bank since its acquisition in August

1998. Mr. Johnson has served as the Chairman of the Board of T. Stephen Johnson & Associates, Inc. ("TSJ&A"), a financial services consulting firm, since its inception in 1987. TSJ&A specializes in mergers, acquisitions and regulatory consulting for financial institutions. Through TSJ&A, Mr. Johnson has founded and serves as Chairman of several financial services companies including, NetB@nk, Inc. a public company, which offers a full service financial bank system of home banking via the internet; Directo, Inc., which provides financial products/services to the un-banked market through the employer; BrightLane.com, a super site that includes banking services, office supplies, recruiting and payroll for small businesses via the internet; Maxrate.com, an auction site for bank investment products including CD's. In addition, he is the principal owner of Bank Assets, Inc., a provider of benefit programs for directors and officers of banks.

         J. Malcolm Jones, Jr., age 47, has served as a Class I Director of the Company since April 1998. Mr. Jones has served as a director of the Bank since its acquisition in August 1998. Mr. Jones is currently a private investor, however, from 1997 through 1999, Mr. Jones had been Senior Vice President of The St. Joe Company, a publicly traded real estate and timber company and, from 1995 to 1997, Mr. Jones served as The St. Joe Company's Vice President and Chief Financial Officer. Mr. Jones formerly served as President, Chief Executive Officer and Vice Chairman of the Board of Florida Bank, a Florida savings bank.

         Nancy E. LaFoy, age 44, has served as a Class I Director of the Company since its inception and as a director of the Bank since its acquisition in August 1998. Prior to the acquisition of the Bank, Ms. LaFoy served as Secretary and Treasurer of the Company. Ms. LaFoy has served as Senior Vice President of TSJ&A since 1987. Prior to her service with TSJ&A, Ms. LaFoy served as Assistant Vice President with Wachovia Corporation in Atlanta, Georgia, formerly First National Bank of Atlanta, from 1984 to 1987. Ms. LaFoy has been involved in the banking industry since 1977.

         Charles E. Hughes, Jr., age 56, has served as President, Chief Executive Officer and a Class III Director of the Company since January 1998 and as President, Chief Executive Officer, and director of the Bank since its acquisition in August 1998. Prior to his service with the Company, Mr. Hughes served as Chairman of the Board, President and Chief Executive Officer of SouthTrust Bank of Florida, N.A. ("SouthTrust"). At SouthTrust, Mr. Hughes was responsible for negotiating bank acquisitions in Florida and overseeing the entire Florida operations for SouthTrust. Prior to joining SouthTrust, Mr. Hughes served as Executive Vice President and Chief Financial Officer of Baptist Health System, Inc., a hospital management corporation from 1990 to 1992. Prior to Baptist Health System, Inc., Mr. Hughes served as Executive Vice President of Florida National Banks of Florida, Inc. and President of Florida National Bank in Jacksonville from 1983 until Florida National Bank merged with First Union National Bank in 1990. Mr. Hughes is a past Chairman and a present member of the Board of Trustees of the Jacksonville Chamber of Commerce.

         Bruce Culpepper, age 58, has served as a Class III Director of the Company since April 1998 and as a director of the Bank since its acquisition in August 1998. Mr. Culpepper has been an attorney with the Florida-based law firm of Akerman, Senterfitt & Eidson, P.A. since 1997. Prior to 1997, Mr. Culpepper was a partner with the law firm of Pennington, Culpepper, P.A. from 1992 to 1997.

         W. Andrew Krusen, Jr., age 50, served as Chairman of the Board of First National Bank of Tampa from 1991 until its acquisition by the Company in August 1998. Mr. Krusen has served as a Class III director of the Company and as a director of the Bank since August 1998. Since 1988, Mr. Krusen has served as Chairman of the Board of Dominion Energy and Minerals Corporation, an oil and gas concern, and is Chairman of the Executive Committee of Dominion Financial Group International LDC, a merchant banking company which provides investment capital to various emerging business enterprises. He also serves as a Director of General Group Holdings, Inc., a family controlled business involved in real estate development, construction, leasing and manufacturing. Mr. Krusen is a director of publicly traded Memry Corporation and Raymond James Trust Company.

         David McIntosh, age 53, has served as a Class III Director of the Company since April 1998 and as a director of the Bank since its acquisition in August 1998. Mr. McIntosh has served as the Chief Executive Officer of Barricade International, Inc. since July 1998. From 1984 until 1998, Mr. McIntosh served as the Chief Executive Officer of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a 150 attorney law firm based in West Palm Beach, Florida. Mr. McIntosh serves on the Board of Directors of U.S. Diagnostic, Inc., a publicly held company. Over the past two years, Mr. McIntosh has served as Chairman of the Governor's Task Force on Telecommunications, Chairman of the Florida Intangible Tax Task Force, Chairman of Florida TaxWatch and Chairman of the Advisory Board of the College of Business at Florida Atlantic University. Since 1980, Mr. McIntosh has served as a member of the Board of Directors of the University of Florida Foundation and is also a past President of the University Alumni.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

         The Board of Directors held nine meetings during the year ended December 31,1999. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which they served. The Company's Board of Directors has four standing committees -- the Executive Committee, the Audit Committee, the Compensation Committee, and the Credit Policy Committee, each of which was established in May 1998. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

         The Executive Committee presently consists of M.G. Sanchez, T. Stephen Johnson, Charles E. Hughes, Jr., J. Malcolm Jones, Jr., W. Andrew Krusen, Jr. and Wilford C. Lyon, Jr. The Executive Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company between regular meetings of the Board of Directors. The Executive Committee held five meetings in 1999.

         The Audit Committee presently consists of David McIntosh, Bruce Culpepper, Nancy E. LaFoy and Wilford C. Lyon. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. The Audit Committee held six meetings during 1999.

         The Compensation Committee presently consists of Clay M. Biddinger, David McIntosh and Bruce Culpepper. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee held three meetings during 1999.

         The Credit Policy Committee presently consists of W. Andrew Krusen, Jr., Charles E. Hughes, Jr., J. Malcolm Jones and M. G. Sanchez. The Credit Policy Committee has been assigned the principal oversight of the credit and lending function of the company. The Credit Policy Committee held four meetings during 1999.

                               EXECUTIVE OFFICERS

         The executive officers of the Company are as follows:

         Name                       Age    Position Held

         Charles E. Hughes, Jr.     56     President and Chief Executive Officer
         T. Edwin Stinson, Jr.      47     Chief Financial Officer, Secretary
                                             and Treasurer
         Richard B. Kensler         49     Chief Credit Officer

         Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Charles E. Hughes, Jr. and T. Edwin Stinson, Jr.

         Richard B. Kensler, age 49, has served as the Chief Credit Officer of the Company since April 1998. Prior to his service with this Company, Mr. Kensler had served as a senior credit officer for Signet Banking Corporation since 1987. Mr. Kensler's banking career began in the Florida market when he served as an Assistant Vice President and Special Assets Manager for Sun Banks of Florida, Inc. in Orlando from 1972 to 1980.

         Certain Significant Employees

         Donald D. Roberts, age 51, has served as President of the Jacksonville Market since April 1998. Prior to his service with the Company, Mr. Roberts served as President and Chief Executive Officer of Barnett Bank, N.A., Lake County, Florida since 1993. Prior to his service in Lake County, he served as President and Chief Executive Officer of Barnett Bank of Atlanta from 1990 through 1994. During his 13 year tenure with Barnett Banks, he served in several positions, including Executive Vice President in charge of the Corporate Banking Group.

         Cynthia P. Runnion, age 51, has served as Senior Vice President, Human Resources, of the Company since November 1998. Prior to her service with the Company, Ms. Runnion served as Vice President, Human Resources, with Bombardier Capital from 1997 to 1998. From 1989 to 1997, Ms. Runnion served as Vice President, Human Resources with Independent Insurance Co.

         Robert H. Higel, age 45, has served as the Senior Operations Officer of the Company since May 1999. Prior to his service with the Company, Mr. Higel most recently served as the Chief Financial Officer of SunTrust of Volusia County and was the Chief Financial Officer of BankAmerica/Barnett for several consumer lending units. Mr. Higel spent over nine years with BankAmerica/Barnett. Mr. Higel began his banking career in 1979 with Atlantic Bank working in branch operations. He later joined SunTrust as an Audit Manager over loan and operational audits on Florida's west coast.

         Mark Walker, age 44, has served as President of the Alachua County Market since October 1998. Prior to his service with the Company, Mr. Walker served as President of Barnett Bank, N.A. Alachua County, Florida since 1989. Mr. Walker has served in various positions with Barnett Banks, Inc. for over 20 years.

         Douglas A. Tuttle, age 41, has served as President of the Tampa Market since March 15, 1999, and as Executive Vice President and Senior Lender of the Bank since August 1998. Prior to his services with the Company, Mr. Tuttle served as Senior Vice President of the commercial lending division of SouthTrust Bank of West Florida since 1999. Mr. Tuttle's past banking experience includes management positions with Barnett Bank of Tampa, First Florida Banks and Florida National Bank.

         A.G. "Buddy" Johnson, Jr., age 52, has served as President of the Broward County Market since April 1999 and opened the Bank's office there in September 1999. Prior to joining the Company, Buddy spent 28 years serving in increasingly responsible positions with First Union organizations. His most recent position, held from 1990 through 1997, was area president of the First Union Broward County Unit.

         Joseph M. Wheeler, age 50, has served as President of the Pinellas County Market since March 1999 and opened the Bank's office there in October 1999. Prior to his service with the Company, Mr. Wheeler served as Chief Executive Officer of SouthTrust Bank of Florida in Tallahassee since 1996 and as Executive Vice President of Barnett Bank of Suncoast from 1993 to 1996. From 1982 to 1993, Mr. Wheeler served as Executive Vice President of Barnett Bank of Pinellas County. Mr. Wheeler has over 25 years of banking experience in Florida.

                             EXECUTIVE COMPENSATION

         The following table presents certain summary information for the fiscal year ended December 31, 1999 concerning compensation earned for services rendered in all capacities by the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company or of the Company's subsidiaries (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 during fiscal 1999.


                           Summary Compensation Table
                             for Fiscal Year 1999(1)

                                                   Annual Compensation                      Long Term Compensation
                                         ----------------------------------------     -------------------------------
                                                                                      Securities
        Name and                                                     Other Annual      Underlying         All Other
    Principal Position         Year       Salary        Bonus        Compensation     Options/SARs       Compensation
    ------------------         ----       ------        -----        ------------     ------------       ------------

Charles E. Hughes, Jr.         1999       $250,000         $   0            *             --               $5,632(2)
President and Chief            1998       $223,783      $150,000            --          80,000             $  923
Executive Officer and
Director

T. Edwin Stinson, Jr.          1999       $121,647         $   0       $13,402(3)         --
Chief Financial Officer        1998       $140,834       $37,647       $32,156(5)       40,000             $4,194
and Director

Richard B. Kensler             1999       $114,584         $   0       $13,208(6)         --               $1,954(7)
Chief Credit Officer           1998        $78,487       $36,667       $33,253(8)       20,000             $  693

Don D. Roberts                 1999       $136,555       $57,000            *            5,000             $4,473(9)
President of Jacksonville      1998       $109,113       $43,333       $57,093(10)      20,000                 --
Market

------------------
*        Amount of perquisites and other benefits did not exceed the lesser of either $50,000 or 10% of combined bonus and salary.

(1) Prior to the fiscal year beginning January 1, 1998, the Company was in the development stage and the Company did not pay any compensation to any of its employees.

                                       10

(2) Includes income recognized from payment of $719 for life insurance premiums on behalf of Mr. Hughes and $4,913 which represents the Bank's matching contributions under the Bank's 401(k) Plan.
(3) Includes $7,284 for Company paid insurance and $3,718 for Mr. Stinson's car allowance.
(4) Includes income recognized from payment of $241 for life insurance premiums on behalf of Mr. Stinson and $3,509 which represents the Bank's matching contributions under the Bank's 401(k) Plan.
(5) Includes $27,646 for relocation expense in connection with Mr. Stinson's relocation to Jacksonville.
(6) Includes $5,274 for Company paid insurance and $6,000 for Mr. Kensler's car allowance.
(7) Includes income recognized from payment of $229 for life insurance premiums on behalf of Mr. Kensler and $1,725 which represents the Bank's matching contribution under the Bank's 401(k) Plan.
(8) Includes $13,851 paid as relocation expense in connection with Mr. Kensler's relocation to Jacksonville and $14,302 in membership dues paid on behalf of Mr. Kensler.
(9) Represents income recognized from payment of $361 for life insurance premiums on behalf of Mr. Roberts and $4,112 which represents the Bank's matching contributions under the Bank's 401(k) Plan.
(10) Includes relocation expense in connection with Mr. Roberts' relocation to Jacksonville.

         The following table provides certain information concerning individual grants of stock options under the Company's 1998 Stock Option Plan made during the year ended December 31, 1999 to the Named Executive Officers:


                        Option Grants in Last Fiscal Year

                                Individual Grants

                                                        % of Total
                                                         Options
                                                        Granted to                               Grant
                     Name                   Options     Employees     Exercise     Expiration    Date
                                          Granted (#)   in Fiscal     Price ($        Date       Present
                                                           Year      Per Share)                  Value(1)
       -------------------------------------------------------------------------------------------------------
       Charles E. Hughes, Jr.                  0            --           --            --           --
       T. Edwin Stinson, Jr.                   0            --           --            --           --
       Richard B. Kensler                      0            --           --            --           --
       Don D. Roberts                        5,000         6.3%        $10.00       5/25/09       $17,628

---------------

(1) The grant date present value is estimated using a variation of the Black-Sholes option pricing model with the following weighted average assumptions; dividend yield of 0%, expected volatility of 27.50%, risk-free interest rate of 4.30% and expected life of 10 years.

         The  following  table  provides   information   regarding  the  options
exercised by the Named Executive Officers during fiscal 1999 and the value of options outstanding for such individuals at December 31, 1999:


               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year End Option Values
                                                                                                   Value of
                                                                       Number of Securities       Unexercised
                                                                            Underlying           In-the-Money
                 Name                       Shares                      Unexercised Options    Options at Fiscal
                                         Acquired on                    at Fiscal Year End         Year End
                                           Exercise    Value Realized      Exercisable/          Exercisable/
                                                                           Unexercisable         Unexercisable
---------------------------------------- ------------- --------------- ---------------------- --------------------
Charles E. Hughes, Jr.                        0             $0                  80,000/0             $0/$0
T. Edwin Stinson, Jr.                         0              0             10,000/30,000             $0/$0
Richard B. Kensler                            0              0              5,000/15,000             $0/$0
Don D. Roberts                                0              0              5,000/20,000             $0/$0



Employment Agreements

         In January 1998, Charles E. Hughes, Jr. entered into an employment agreement (the "Employment Agreement") with the Company which provides that Mr. Hughes will serve as the President and Chief Executive Officer of the Company and the Bank. Mr. Hughes also serves as a member of the Board of Directors of the Company and the Bank. The Employment Agreement has a three-year term and provides for an annual base salary of $250,000. In connection with the Employee agreement, the Board has issued an option to Mr. Hughes to purchase 80,000 shares of Common Stock at the initial public offering price of the Common Stock sold in the Company's initial public offering. This option is exercisable for a period of ten years.

         In the event of a "change in control" of the Company (as defined in the Employment Agreement), Mr. Hughes will be entitled to give written notice to the Company of termination of the Employment Agreement and to receive a cash payment equal to approximately 300% times the compensation received by Mr. Hughes in the one-year period immediately preceding the change in control. In addition, if Mr. Hughes elects to terminate the Employment Agreement pursuant to a change in control, Mr. Hughes will further be entitled, in lieu of shares of Common Stock issuable upon the exercise of options to which Mr. Hughes is entitled, an amount in cash or Common Stock equal to the excess of the fair market value of the Common Stock as of the date of closing of the transaction effecting the change of control over the per share exercise price of the options held by Mr. Hughes, times the number of shares of Common Stock subject to such options.

         The Employment Agreement may be terminated by the Board of Directors without notice and without further obligation other than for monies already paid, if Mr. Hughes is terminated for Cause (as that term is defined in the Employment Agreement). Upon thirty days' written notice to Mr. Hughes, the Bank may terminate the Employment Agreement without Cause upon the condition that Mr. Hughes will be entitled to the same compensation as he would have been entitled to receive in the event of a change of control of the Company. Likewise, Mr.
Hughes may upon thirty days' written notice to the Company terminate the Employment Agreement without Cause. In the event of termination by Mr. Hughes, the Company will have no further obligation other than for monies paid and the Company shall be entitled to enforcement of the non-compete and non-solicitation provisions. In the event of Mr. Hughes' death, the Company will pay to Mr. Hughes' designated beneficiary an amount equal to Mr. Hughes' base salary through the end of the month in which Mr. Hughes' death occurred. The Employment

Agreement also provides a non-compete provision which provides that in the event of termination of employment under the Employment Agreement by Mr. Hughes pursuant to the giving of notice by Mr. Hughes, Mr. Hughes has agreed that for a period of twelve months after such termination date, Mr. Hughes shall not, without the prior written consent of the Company, within Duval County, Florida either directly or indirectly, serve as an executive officer of any bank, bank holding company or other financial institution. The Employment Agreement further obligates Mr. Hughes to protect the confidentiality of the Company's information following termination of his employment.

         The Company has also entered into employment agreements with Mr. Stinson and Mr. Kensler. Mr. Stinson's employment agreement provides that he will serve as Chief Financial Officer of the Company for a three year term expiring on August 4, 2001. Mr. Stinson's employment agreement provides for an annual base salary of $117,000 and the grant of options to purchase 40,000 shares of Common Stock at the initial public offering price. Mr. Kensler's employment agreement provides that he will serve as Chief Credit Officer of the Company for a three year term expiring August 14, 2001. Mr. Kensler's employment agreement provides for an annual base salary of $110,000 and the grant of options to purchase 20,000 shares of the Common Stock at the initial public offering price. In the event of a "change in control," both agreements provide that Mr. Stinson and Mr. Kensler may elect to give written notice to the Company of termination of their respective agreements and to receive a cash payment equal to approximately 300% times the compensation received by them in the year preceding the change in control. Each of Mr. Stinson's and Mr. Kensler's agreements contain a non-compete provision which provides that in the event of termination by the executive, Mr. Stinson and Mr. Kensler have agreed for a period of twelve months that neither will serve as an executive officer of any bank, bank holding company or financial institution in the surrounding counties.

Compensation of Directors

         Directors of the Company and the Bank will not receive any compensation based on their attendance at board meetings until the Bank becomes profitable for two consecutive quarters. In August 1998, certain of the non-employee directors of the Company were granted immediately exercisable stock options under the 1998 Plan to purchase 2,000 shares. The options are exercisable at the initial public offering price of $10.00 and will expire ten years from the date of grant. In addition, members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board meetings. The members of the local advisory boards of directors receive compensation of $200 per meeting attended and annual stock option awards of 1,000 which are exercisable at fair market value.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors is currently comprised of Clay M. Biddinger, Bruce Culpepper and David McIntosh. None of the members of the Compensation Committee served as an officer or employee of the

Company or any of its subsidiaries during fiscal 1999. There were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1999.

401(k) Profit Sharing Plan

         The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees of the Company who have completed three months of service and have attained age 21 are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis (up to $10,000 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan are made in the form of a lump-sum cash payment.

Stock Option Plan

         In March 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan") to promote the Company's growth and success. The Plan was approved by the shareholders on June 4, 1998. Options may be granted under the Plan to the Company's directors, officers and employees as well as certain consultants and advisors. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 900,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan. The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the term of the Plan. Incentive stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options granted under the Plan typically vest over a period of four to five years. As of March 24, 2000, options to purchase 799,598 shares of Common Stock were outstanding pursuant to the Plan.

                              CERTAIN TRANSACTIONS

         The Bank may extend loans from time to time to certain of the Company's and the Bank's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans will be made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and will not involve more than the normal risk of collectibility or present other unfavorable features.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors was established in 1998 and is responsible for: (i) establishment of the Company's compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Chief Executive Officer of the Company.

         The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, an annual performance bonus and, in some cases, stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

         The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and return executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

         At least annually, the Compensation Committee will review salary recommendations for the Company's executives and then approve such recommendations, with any modifications it deems appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company.

         The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as the executive's contribution to the Company's performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

         Stock options represent a substantial portion of compensation for the Company's executive officers. Stock options are granted at or above the prevailing market price on the date of grant, and thus will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

         The Compensation Committee will continually evaluate the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

         The Compensation Committee evaluated the compensation of the Chief Executive Officer on the same basis used to evaluate salaries and other compensation of the other executive officers. The Committee's determination of an appropriate level of compensation for the Chief Executive Officer was based on a comparison of the Company's actual performance with the projected performance and the responsibilities of the Chief Executive Officer within the Company. The Committee recommended that Mr. Hughes' salary for 1999 remain at $250,000.

         Clay M. Biddinger         Bruce Culpepper              David McIntosh

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the monthly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index and the Nasdaq Financial Index for the period commencing on July 30, 1998 (the date of the Company's initial public offering of Common Stock) and ending December 31, 1999 (the "Measuring, Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on July 30, 1998. The change in cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (B) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  FLORIDA BANKS, INC., NASDAQ MARKET INDEX AND

                             NASDAQ FINANCIAL INDEX




[graphic omitted]



                                7/30/98         12/98        6/99       12/99
                                -------         -----        ----       -----
       Florida Banks, Inc.      $100            $ 76         $ 77       $ 59
       Nasdaq                   $100            $116         $142       $214
       Nasdaq Financial Stocks  $100            $ 96         $106       $ 95

                          RATIFICATION OF PROPOSAL TWO
                         INDEPENDENT PUBLIC ACCOUNTANTS

         Deloitte & Touche LLP has served as independent auditors of the Company for the fiscal year ended December 31, 1999 and have been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP is familiar with the Company's business and management. The Board of Directors believes that Deloitte & Touche LLP has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

         Representatives of Deloitte & Touche LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         Although stockholder approval of the Company's auditors is not required, the Board of Directors is submitting such appointment to a vote of the Company's stockholders. Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote. In the event this proposal is not approved, management will reconsider its selection of Deloitte & Touche LLP as independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION
                      OF DELOITTE & TOUCHE LLP AS AUDITORS

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 5210 Belfort Road, Suite 310, Jacksonville, Florida 32256. Copies of exhibits and basic documents filed with that report or referenced therein will be finished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Shareholders is December 14, 2000. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2001 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by February 28, 2001, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                    By Order of the Board of Directors,

                                    /s/ Charles E. Hughes, Jr.

                                    CHARLES E. HUGHES, JR.
                                    President and Chief Executive Officer

Jacksonville, Florida
April 14, 2000